CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Russell E. Anderson, CPA
Russ Bradshaw, CPA

To the Board of Directors
Lightbridge Corporation
11710 Plaza America Drive, Suite 2000
Reston, VA 20190

We hereby consent to the use of our report dated March 25, 2015 except for the effects of the matters described in Note 2, Note 9, Note 12, Note 14, and Note 15 as to which are dated November 23, 2015, with respect to the financial statements of Lightbridge Corporation incorporated by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be filed on or about September 16, 2016. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ Anderson Bradshaw PLLC
Salt Lake City, Utah
September 16, 2016

5296 S. Commerce Dr
Suite 300
Salt Lake City, Utah
84107
USA
(T) 801.281.4700
(F) 801.281.4701

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